SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section
      12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
           File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                        Commission File Number: 000-25956
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                        FIRST PLACE FINANCIAL CORPORATION
                        ---------------------------------
             (Exact name of registrant as specified in its charter)

         100 East Broadway, Farmington, New Mexico 87401 (505) 324-9500
         --------------------------------------------------------------
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                      Common Stock - No Par Value Per Share
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            (Title of each class of securities covered by this Form)

                                      None
                                      ----
          (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       [X]        Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(1)(ii)      [ ]        Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(i)       [ ]        Rule 12h-3(b)(2)(ii)      [ ]
         Rule 12g-4(a)(2)(ii)      [ ]        Rule 15d-6                [ ]
         Rule 12h-3(b)(1)(i)       [ ]

         Approximate number of holders of record as of the certification or notice date: One
             ---

         Pursuant to the requirements of the Securities Exchange Act of 1934, FIRST PLACE FINANCIAL CORPORATION has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                   FIRST PLACE FINANCIAL CORPORATION

DATE:   January 19, 2000           By:      /s/ James D. Rose
                                           -------------------------------------
                                           James D. Rose,
                                           President and Chief Operating Officer